Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                                 Six Months
                                                                Ended May 31,
                                                             ------------------
                                                              2006         2005
                                                             -----        -----

Net income                                                   $ 631        $ 736
Income tax expense (benefit), net                               11           (3)
                                                             -----        -----
Income before income taxes                                     642          733
                                                             -----        -----

Fixed charges
   Interest expense, net                                       151          168
   Interest portion of rent expense(a)                           8            8
   Capitalized interest                                         17           10
                                                             -----        -----

Total fixed charges                                            176          186
                                                             -----        -----

Fixed charges not affecting earnings Capitalized interest      (17)         (10)
                                                             -----        -----

Earnings before fixed charges                                $ 801        $ 909
                                                             =====        =====

Ratio of earnings to fixed charges                             4.6x         4.9x
                                                             =====        =====

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.